JOINT FILER INFORMATION
1,469,389 shares of Class B Common Stock, 6,844,479 shares of Series D Preferred Stock, 6,163,196 shares of Series E Preferred Stock and 721,267 shares of Series F Preferred Stock are held of record by Insight Venture Partners X, L.P. (“IVP X”), 1,204,918 shares of Class B Common Stock, 5,612,553 shares of Series D Preferred Stock, 5,053,895 shares of Series E Preferred Stock and 591,448 shares of Series F Preferred Stock are held of record by Insight Venture Partners (Cayman) X, L.P. (“IVP Cayman X”), 233,079 shares of Class B Common Stock, 1,085,694 shares of Series D Preferred Stock, 977,627 shares of Series E Preferred Stock and 114,410 shares of Series F Preferred Stock are held of record by Insight Venture Partners (Delaware) X, L.P. (“IVP Delaware X”), and 34,962 shares of Class B Common Stock, 162,855 shares of Series D Preferred Stock, 146,644 shares of Series E Preferred Stock and 17,161 shares of Series F Preferred Stock are held of record by Insight Venture Partners X (Co-Investors), L.P. (“IVP Co-Investors X” and, together with IVP X, IVP Cayman X and IVP Delaware X, the “IVP X Funds”).
The amount listed as owned by each IVP X Fund may be deemed to be attributable to each of the other IVP X Funds, Insight Venture Associates X, L.P. (“IVA X”), Insight Venture Associates X, Ltd. (“IVA X Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA X Ltd, which in turn is the general partner of IVA X, which in turn is the general partner of each of the IVP X Funds.
1,221,222 shares of Class B Common Stock are held of record by Insight Partners XI, L.P. (“IP XI”), 1,337,912 shares of Class B Common Stock are held of record by Insight Partners (Cayman) XI, L.P. (“IP Cayman XI”), 170,827 shares of Class B Common Stock are held of record by Insight Partners (Delaware) XI, L.P. (“IP Delaware XI”), 20,335 shares of Class B Common Stock are held of record by Insight Partners XI (Co-Investors), L.P. (“IP Co-Investors XI”), 28,028 shares of Class B Common Stock are held of record by Insight Partners XI (Co-Investors) (B), L.P. (“IP Co-Investors B XI”), and 158,685 shares of Class B Common Stock are held of record by Insight Partners (EU) XI, S.C.Sp. (“IP EU XI” and, together with IP XI, IP Cayman XI, IP Delaware XI, IP Co-Investors XI and IP Co-Investors B XI, the “IP XI Funds” and, together with the IVP X Funds, the “Funds”).
The amount listed as owned by each IP XI Fund may be deemed to be attributable to each of the other IP XI Funds, Insight Associates XI, L.P. (“IA XI”), Insight Associates XI, Ltd. (“IA XI Ltd”), Insight Associates (EU) XI, S.a.r.l. (“IA EU XI”) and Holdings because Holdings is the sole shareholder of IA XI Ltd, which in turn is the general partner of IA XI, which in turn is the general partner of each of the IP XI Funds (other than IP EU XI) and because Holdings is the sole shareholder of IA EU XI, which in turn is the general partner of IP EU XI.
Each of Jeffrey L. Horing, Deven Parekh, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Holdings and may be deemed to have shared voting and dispositive power over the shares held of record by the Funds.  The foregoing is not an admission by IVA X, IVA X Ltd, IA XI, IA XI Ltd, IA EU XI or Holdings that it is the beneficial owner of the shares held of record by the Funds. Each of Messrs. Horing, Parekh, Lieberman and Triplett disclaims beneficial ownership of the shares held by the Funds, except to the extent of his pecuniary interest therein.
The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.